  Exhibit 10.36

AGREEMENT BETWEEN SHANDONG YAOBUA MEDICAL INSTRUMENT CORPORATION AND GUIDED THERAPEUTICS, INC.

CONFIDENTIAL,
 FINAL
 24 JULY 2019

This Agreement supersedes. any and all statements, representations or agreements other than existing Purchase Orders between Guided Therapeutics, Inc, a Georgia, United States of American corporation ("GTI') located at 5835 Peachtree Comers East, Suite D, Norcross, Georgia 30092 and Shan.dong Yaohua Medical Instrument Corporation, located at No. 5 Zhuijian Street, High-Tech Development Zone, Laiwu Shandong, Peoples Republic of China ("SMI). This agreement is dated 24 July 2019

WHEREAS GTI had previously asserted that they had developed a platform technology for the early detection of disease that leads to cancer;
WHEREAS GTI had previously asserted that their first non-invasive cancer detection product is the LuViva® Advanced Cervical Scan device (the "Device") and the related disposable cervical guides (the "Disposables" and, with the Device. "LuViva"). Luviva is designed to: GTI – LuViva (Device).

A. Determine the true likelihood of treatable cervical disease that may lead to cancer in women aged 16 years and over who have been screened for cervical cancer and have an abnormal result
B. Be used as a screening tool both in the developed and developing world where Papanicolau test and/or the Human Papilloma Virus tests are not widely available

WHEREAS LuViva is currently in use in Canada, Latin America, Europe, Turkey, Asia
and Africa.

WHEREAS GTI had previously asserted that they own the worldwide manufacturing, distribution and intellectual property ("IP") rights to Lu Viva, and

WHEREAS GTI asserts that they have the rights to license the global manufacturing rights, excepting the Disposable Cervical Guides in the Republic of Turkey and final assembly rights of the Device in Hungary, and the rights to license the distribution and sales rights for LuViva in the People's Republic of China, Macau, Hong Kong and Taiwan (herein after collectively referred to as the "Jurisdictions"

WHEREAS SMI is a medical device company in China with an established distribution and sales capability and bas indicated a capability and willingness to manufacture for the global market, and distribute and sell LuViva in the Jurisdictions,

WHEREAS SMI, in order to obtain license to the license for global manufacturing rights and exclusive distribution and sales, of LuViva within the Jurisdictions, previous agreed to:

A.
Make payments in the sum of $1,000,000 to GTI in exchange for GTI stock
B.
Establish a schedule for the initial purchase of the LuViva product, and
C.
Establish a schedule for minimum sales of the product
D.
Establish a manufacturing capability for the manufacture of LuViva and the Disposables with the technical assistance of GTI.
E.
Apply for and receive Chinese Food and Drug Administration (CFDA)  approval for LuViva.

WHEREAS BOTH PARTIES have acted in good faith, there have nonetheless been circumstances that necessitate revisions and additions to the original agreement.
To date, SMI has

A.
Made payments of $1,000,000 in which GTI has received $885,144.34 after the payment of Chinese taxes
B.
In 2017, ordered five (5) LuViva devices and associated Disposables.
C.
In 2018, SMI ordered parts for five additional LuViva devices for final assembly at SMI. GTI has received a partial payment for these parts and pursuant to the Purchase Order, will ship the parts once all payments are received.
D.
Established an SMI capability to manufacture the Lu Viva device, except for assembly of the handheld and base units, and is in process of establishing the capability to manufacture the Disposables
E.
Apply for and receive Chinese Food and Drug Administration (CFDA)  approval for LuViva.

SMI has paid in full for five devices and associated disposables.

To date, GTI has

A.
Delivered five (5) LuViva Devices and associated Disposables disposables
B.
Provided all documents and data, including manufacturing transfer plan, product production, guidance documents, product quality standards, relevant patent certificates, fixed costs of products, personnel data, etc. as reasonably required.
C.
Provided technical advice and completed approximately 95% of the Sinicization of the LuViva device
D.
Paid for the first samples of Disposables and made specific recommendations to SMI in order for the Disposable specifications to be met

IT IS HEREBY AGREED AS FOLLOWS between SMI and GTI that SMI is granted (1) exclusive manufacturing rights, excepting the Disposable Cervical Guides for the
Republic of Turkey, and the final assembly rights for Hungary, and (2) exclusive distribution and sales rights for LuViva in the Jurisdictions, subject to the following terms and conditions:

1. Payments by SMI for Outstanding Purchase Order:

A. SMI shall complete the payment for the parts, per the existing Purchase Order, for the five additional LuViva devices.

2 GTI transfer of stock:

A. In consideration for the $885,144.34 that GTI received, GTI shall issue 12,147 shares of GTI stock to SMI
B. SMI shall provide the necessary information for the issuance of the stock to GTI within two weeks after the signing of this Agreement

3. 2019-2020 Orders: 2019-2020
A. SMI shall honor all existing purchase orders it has executed to date with GTI in order to maintain Jurisdiction sales and distribution rights_
B. If SMI needs to order single use Cervical Guides or other parts, assemblies or supplies directly from GTI instead of manufacturing them in China, the prices shall be at cost, inclusive of labor, plus ten percent (10%) markup.
C           For clinical trials, GTI agrees to supply 200 Cervical Guides at no cost

4. Minimum Sales:
People’s Republic of China (Beginning first full calendar year following CFDA approval).
Both Parties will make best efforts to help SMI achieve the targets in the Table of
Minimum Sales and Orders for Cervical Guide Chip Purchases. If a shortfall in minimum Cervical Guide Chip Purchase Orders occurs, the Parties agree to compensate by altering the royalty on chips and the markup on Cervical Guides or other parts, assemblies or supplies ordered from GTI.
The second year sale includes the first year sale, the third year sale includes the first Year and the second year sales, the fourth year sale includes the first year the second year and the third year sales.

Full year following CFDA Approval	Number of Devices placed or sold per year	Number of tests per day per Device	Days per week	Weeks per year	Resulting Minimum Cervical Guide Chip Purchase Orders
1	200	20	5	48	$1824000
2	500	30	5	48	$8664000
3	1000	30	5	48	$22344000
4	1250	30	5	48	$39444000

Cost of CFDA Approval:

SMI shall underwrite the entire cost of securing approval of LuViva with Chinese
FDA.

A. SMI, shall arrange, at its sole cost, for a manufacturer in China to build tooling to support manufacture.
B. The price payable by GTI for each Device and each Packet of Disposable supplied by the manufacturer for resale by GTI outside the Territories will be no higher than the then current internal cost to GTI for manufacturing the Device and the then current price by GTI to its current supplier of Disposable
C. In the event that this not possible, the Parties agree to discuss the following options:

D. SMI retains the right to manufacture for China, Hong Kong, Macau and Taiwan, where SMI has distribution and sales rights.

1) SMI elects to manufacture just the Cervical Guides which is anticipated to be able to be at a lower price in China

a. SMI buys the devices and Cervical Guides, or just the devices from GTI.

d. Other options that may be identified and available to find a mutually satisfactory solution

E. If SMI fails to achieve manufacturing capabilities for the Devices, except for assembly of the hand.held and base units, and Disposables in accordance with ISO 13485 for medical devices by 12 months after the completion of Sinicization of the product by GTI, SMI shall no longer have any rights to manufacture, distribute or sell LuViva

Technical Assistance for Manufacturing and Sales:

A. Both GTI and SMI recognize the need for technical assistance (1) to set up

Manufacturing, (2) to establish sales protocols and marketing materials and to develop, and (3) to install a Chinese language interface on the LuViva product. To that end, both parties pledge cooperation in helping to establish the manufacturing and sales in China.

B. GTI will ensure that the inventor is kept knowledgeable about the GTI and SMI cooperation. Where practicable, GTI will facilitate the availability of the inventor for consultation and promotion of the LuViva product within the Jurisdiction
C. SMI shall send over its manufacturing expert to GTI at SMI's expense to learn the manufacturing process. GTI will be responsible for all in-country (US) expenses.
D. GTI shall send over its technical expert within 30 days of a request or as soon as reasonably possible from SM1 to SMI at GTI's expense to assist with the establishment of the manufacturing and sales protocols in China. SMI will be responsible for all in-country (China) expenses.

E. GTI shall provide technical support and training for product upgrades consistent with the technical support provided to other international distributors of LuViva.

F. GTI shall provide the Sinicized service with regards to the LuViva product and software. In the event of a delay in delivery of Sinicized service, the schedules for commercialization of the product will be adjusted through mutual agreement of GTI and SMI, and both parties agree to use efforts to mitigate the schedule and commercial impact of any delays.

G. GTI shall ensure that the LuViva hardware and software work compatibly with the Cervical Guide RFID chip.

l) If the Cervical Guide chip provided by GTI is defective, GTI will provide SMI with a replacement at no cost to SM1.
2) lf there is a configuration change to the LuViva hardware and software, GTI will ensure that the Cervical Guide RFID chips delivered to SMI are compatible with the new configuration baseline.

Protection of the IP:

GTI agrees to protect its sole ownership of the LuViva IP, so as to ensure that the global manufacturing rights for Lu Viva, and the distribution rights and sales rights for LuViva within the Jurisdictions that GTI assigns to SMI remain legally defensible as exclusive. GTI will coordinate its IP protection with SMI and keep SMI apprised of any actions for IP protection within the Jurisdictions.

A. SMI agrees to protect GTI IP and trade secrets, so as to prevent unauthorized disclosure or advantage going to a competitor or competitive technology.
9. Trademark within the Jurisdiction:

GTI agrees with the use of the Trademark of Zhenguang (in Chinese",'') instead of LuViva with the above Jurisdictions during the period of manufacturing, distribution and sale.

10. Royalties

A. For each single-use Cervical Guide chip sold by SMI in the Ju1isdictions, SMI shall transfer funds to the Escrow Agent at a rate of $1.90 per chip in the amount equaling the number of chips sold. Funds shall he transferred monthly. SMI shall be responsible for paying any taxes and tariffs associated with the transfer of the funds.

B . The Parties agree to reassess these royalty amounts at the end of the second year of commercial sales in the Jurisdictions to determine if an adjustment to the royalty amounts, up or down, is warranted. Any adjustments to the royalty amounts must be mutually agreeable.

11. Commercialization:

If within 18 months of this License's Effective Date, SMI fails to achieve commercialization of LuViva (as defined below) in China. SMI shall no longer have any rights to manufacture, distribute or sell LuViva.

Commercialization of LuViva is defined as SMI achieving all of the following:

A. Filing an application with the CFDA for approval of LuViva

B. Any assembly or manufacture of the Device or Disposables that begins in China
C. Purchase of at least 10 Devices and associated Disposables for clinical evaluations and regulatory use and or sales in the Jurisdictions, according to the schedule described in Section 3 above.
12. Rights Maintenance and Ongoing Business Operation Coordination
The Rights described herein must be maintained by diligent development and commercial efforts. Both Parties agree to use their best efforts to maximize the success of the business within the Jurisdictions contemplated herein. Both parties agree to hold quarterly reviews to discuss the business operations within the Jurisdictions, address areas for improved operations and agree on forecasts for orders.
In order for SMI to maintain the licensing rights for the commercialization of the LuViva technology within the Jurisdictions beyond the third year of commercialization, the third quarter review of each year, following year two of commercialization, shall be used to establish commercially reasonable, and mutually agreed to sales commitment and royalty adjustment for the following year.

13. Breach or Failure to Perform:

A. Under the following circumstances, SMI shall forfeit this License and shall no longer have any rights to manufacture, distribute or sell LuViva in the Jurisdictions if SMI is unable to cure in a timely manner:

1) A material breach of any of SMI's obligations set forth in this section
2) Failure to achieve CFDA approval within 18 months after completion of Sinicination of the Device by GTL To complete the CFDA approval within 18 months, GTI is required to assist SMI in the whole process of registration
B. In the event of Breach or Failure to Perform

1) GTI shall provide written notification of the breach or failure to perform. GTI

2) SMI shall be given a 45 days period in which. to cure the breach or failure to perform.

3) If the breach or failure to perform is not cured, SMI shall return to GTI, at SMI's cost, all samples, data, hardware, software, regulatory documents, bench and clinical test results and all other information pertaining to LuViva in the Jurisdictions

14. Termination:

A. Termination for Breach. If either party breaches a material provision of this Agreement and does not cure the breach within 45 days after written notice from the other party, the non-breaching party shall have the right to: (i) suspend performance or payment until the breach is cured; (ii) terminate this Agreement; or (iii) seek such other remedies as are available at law or equity except as limited by the terms of this Agreement.

B. Termination for Insolvency. In the event either party (i) makes an assignment for the benefit of creditors; (ii) files or bas filed against it a petition in bankruptcy or seeking reorganization; (iii) has a receiver appointed; or (iv) institutes any proceedings for liquidation or winding up, then the other party may, in addition to other rights and remedies it may have, terminate this Agreement immediately by written notice.
1) In the case of insolvency by GTL GTI shall endeavor to ensure that SMI is able to maintain its rights for global manufacture. and for sale and distribution within the Jurisdiction, and have access to the IP either through purchase or license.

2) In the case of insolvency by SMI, SMI shall endeavor that all trademark, regulatory and customer account information is transferred to GTI.

C. Effect of Termination. Upon termination of this Agreement, the rights and obligations of the parties shall cease except as expressly set forth in this Agreement.

15. Notices and Communications:

All notices and other communications required by this Agreement will be effective upon deposit in the mail, postage prepaid and addressed to the parties at their respective addresses set forth below until such notice that a different person or address shall have been designated:

If to SMI
No. 5 Zhuijian Street, High-Tech Development Zone, Laiwu Shandong, People's Republic of China

If to GTI:

5835 Peachtree Comers East, Suite D,
Norcross, GA 30092, USA

16. Relationship of Parties:

The Parties to this Agreement are and shall remain independent contractors and nothing herein shall be construed to create a partnership, agency or joint venture between the parties. Each party shall be responsible for wages, hours and conditions of employment of its personnel during the term of, and under this Agreement

17. Dispute Resolution:

In the event a dispute arises out of or in connection with this Agreement, the parties will attempt to resolve the dispute through friendly consultation. If the dispute is not resolved within a reasonable period then any or all outstanding issues may be submitted to mediation in acc-0rdance within any statutory rules of mediation. If mediation is not successful in resolving the entire dispute or is unavailable, any outstanding issues will be submitted to final and binding arbitration in the State of Georgia in accordance with the laws of the State of Georgia, United States of America. The arbitrator’s award will be final, and judgment may be entered upon it by any Court having jurisdiction within the State of Georgia, United States of America. Each party shall choose one (1) arbitrator and the two (2) chosen arbitrators shall select a third arbitrator, who shall be the Chairman of the Arbitration Panel. As soon as the mediation process has been unsuccessful, either party may select an arbitrator by sending the name of the arbitrator, in writing, to the other party. The party receiving the name of the said arbitrator shall, within fifteen (15) days of receipt, select their arbitrator and shall send their selection, in writing, to the other party. Should that party fail to select their arbitrator within fifteen (15) days of receipt of the name of the first party's arbitrator, the initial party may seek Court appointment of the receiving party's arbitrator and the latter shall be responsible for the initial party's reasonable attorney's fees and costs in connection with the Court appointment. If the two (2) appointed arbitrators fail to select the third arbitrator within thirty (30) days from the appointment of the second arbitrator, either party, or the parties jointly, may seek Court appointment of the third arbitrator.

18. Applicable Law:

All questions concerning the validity, operation, interpretation and construction of this Agreement will be governed by and determined in accordance with the laws of the State of Georgia, United States of America.

19. Waivers of Breach:

No waiver by either Party of any breach of any provision shall constitute a waiver of any other breach of that provision or any other provision hereof

20. Warrants and Representations:

Each Party represents and warrants that the terms of this Agreement are not inconsistent with any other contractual or legal obligations it may have or with the policies of any institution or company with which such Party is associated.

21. Interpretation:

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any the provisions of this agreement.

22. Assignment:

SMI may not assign this Agreement in whole or in part, other than manufacturing, without GTI's consent, that shall not be unreasonably be withheld SMI may outsource all or parts of the manufacturing at their discretion, provided that SMI is able to maintain and verify that the quality of the manufacturing maintains CFDA, TSO 14485 and other regulatory standards that GTI may rely upon in sourcing LuViva.

23. Effective Agreement:

This Agreement may be signed by the parties via facsimile or electronic signatures.
This Agreement will constitute an effective Agreement when signed by both Parties.

24. Entire Agreement:

This Agreement, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges all prior discussions between them; and neither party shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein. This Agreement may not be modified or altered except in writing by an instrument duly executed by authorized officers of both -parties.

IN WITNESS WHEREOF, the parties here to have caused this Agreement to be duly executed by their duly authorized officers as of the 24th day of July 2019.

GTI

/s/ Gene Cartwright
Gene Cartwright
Chief Executive Officer, Guided Therapeutics Inc.

SMI

/s/Li Yaohua
Chairman, Shandong Yaohua Medical Instrument Corporation